SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C. 20549

                               FORM S-3
                       REGISTRATION STATEMENT
                               Under
                     The Securities Act of 1933

                       UNIQUE MOBILITY, INC.
       (Exact name of registrant as specified in its charter)

       Colorado                                    84-0579156
       (State or other jurisdiction              (I.R.S. Employer
     of incorporation or organization)          Identification No.)

                        425 Corporate Circle
                         Golden, CO  80401
                           (303) 278-2002
        (Address, including zip code, and telephone number,
 including area code, of registrant's principal executive offices)

                                 With copies to:
    Donald A. French                            Nick Nimmo, Esq.
    425 Corporate Circle                        Holme Roberts & Owen LLP
    Golden, CO  80401                           1700 Lincoln, Suite 4100
    (303) 278-2002                              Denver, Colorado 80203
(Name, address, including zip code, and         (303) 861-7000
telephone number, including area code,
of agent for service)

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ x ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box [ ]

                         CALCULATION OF REGISTRATION FEE

Title of            Amount        Proposed Maximum  Proposed Maxi-  Amount of
Securities to be    to be         Offering Price    mum Aggregate   Registration
Registered          Registered    Per Share         Offering Price  Fee
--------------      ------------  --------------    ------------    ------------
================================================================================
Common Stock,       1,676,588/1/    $8.00/1/          $13,412,704   $4,064.46/1/
  $.01 Par Value
================================================================================

/1/  Computed in accordance with Rule 457(c).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                   SUBJECT TO COMPLETION, DATED APRIL 17, 1998
Prospectus

                              UNIQUE MOBILITY, INC.

           1,676,588 SHARES OF COMMON STOCK ARE BEING REGISTERED ON BEHALF OF
            CERTAIN SHAREHOLDERS OF THE COMPANY (THE "SELLING SHAREHOLDERS")

The securities offered by this Prospectus involve a high degree of risk. See "Risk Factors" at page 3.

All of the 1,676,588 shares (the "Shares") of Common Stock offered hereby are offered for resale by certain shareholders of the Company (the "Selling Shareholders"). Of the 1,676,588 Shares offered hereby, 926,588 Shares will be purchased from the Company upon exercise of warrants (the "Warrants") acquired in a private placement exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"). The remaining 750,000 Shares offered by the Selling Shareholders were previously acquired in the same transaction. The Warrants are all currently exercisable and consist of (i) 750,000 warrants to purchase Common Stock at $8.00 per share and (ii) 176,588 warrants to purchase Common Stock at $8.00 per share, received by placement agents in the private placement offering. The Warrant exercise prices are subject to adjustment in certain circumstances.

The Shares will be offered by the Selling Shareholders from time to time (i) over the American Stock Exchange, Boston Stock Exchange, Pacific Stock Exchange, Chicago Stock Exchange, Berlin Stock Exchange or Frankfurt Stock Exchange where the Common Stock is listed, or elsewhere, at fixed prices which may be changed, at market prices prevailing at the time of offer and sale, at prices related to such prevailing marketprices or at negotiated prices and (ii) in negotiated transactions, through the writing of options on the Shares, or a combination of such methods of sale. The Selling Shareholders may effect such transactions by offering and selling the Shares directly or to or through securities broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom the Selling Shareholders may sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). See "The Selling Shareholders" and "Plan of Distribution."

The Common Stock is listed on the American, Boston, Pacific, Chicago, Berlin and Frankfurt Stock Exchanges under the symbol "UQM." The last reported sale price of the Common Stock on the American Stock Exchange on April 13, 1998 was $8.00. See "Price Range of Common Stock."

None of the proceeds from the sale of the Shares by the Selling Stockholders will be received by the Company. The Company will receive the per share exercise price upon exercise of the Warrants. The Company intends to bear all expenses in connection with the registration and sale of the Shares being offered by the Selling Shareholders other than compensation payable to securities broker-dealers by the Selling Shareholders and/or the purchasers of the Shares, any securities broker-dealer expense allowances and fees and expenses of counsel (and other advisers) to the Selling Shareholders and transfer taxes. See "Plan of Distribution."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                       UNDERWRITING DISCOUNTS AND  PROCEEDS TO
                       PRICE TO PUBLIC       COMMISSIONS(1)         COMPANY(3)

Per Share                 $8.00(2)                 $0                 $8.00
Total                     $7,052,704               $0                 $7,052,704

(1) No underwriting discounts or commissions will be paid.

(2) To be received upon exercise of the Warrants.

(3) Before deducting offering expenses estimated at $11,802.


             The date of this Prospectus is April 17, 1998.

                       AVAILABLE INFORMATION

The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement," which term encompasses all amendments, exhibits, annexes and schedules thereto) under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, to which reference is hereby made. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement and the exhibits thereto, reference is hereby made to the exhibit for a more complete description of the matter involved, and each statement made herein shall be deemed qualified in its entirety by such reference.

The  Company is  subject to the  informational  requirements  of the  Securities
Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports, proxy and information statements and other information with the Commission. The Registration Statement filed by the Company with the Commission, as well as such reports, proxy and information statements and other information filed by the Company with the Commission, are available at the web site that the Commission maintains at http://www.sec.gov and can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C., 20549, and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material, when filed, may also be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Common Stock is listed on the American Stock Exchange, the Boston Stock Exchange, the Pacific Stock Exchange, the Chicago Stock Exchange, Berlin Stock Exchange and Frankfurt Stock Exchange. Reports, proxy and information statements and other information concerning the Company can be inspected at such exchanges.


              INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     The following documents, filed by the Company with the Commission under the Exchange Act, are incorporated in this Prospectus by reference:

              (a) The Company's Annual Report on Form 10-KT/A for the five-month transition period ended March 31, 1997, file no. 1-10869;

              (b) The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, file no. 1-10869;

              (c) The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997, file no. 1-10869;

              (d) The Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1997, file no. 1-10869;

              e) The Company's Current Report on Form 8-K filed June 30,1997, file no. 1-10869;

              (f) The Company's Current Report on Form 8-K filed June 18, 1997, file no. 1-10869;

              (g) The Company's Current Report on Form 8-K filed December 9,
                  1997, file no. 1-10869;

              (h) The Company's Current Report on Form 8-K filed January 20,
                  1998, file no. 1-10869;

              (i) The Company's Current Report on Form 8-K/A filed March 17,
                  1998, file no. 1-10869; and

              (j) The Company's Current Report on Form 8-K filed April 2, 1998,
                     File no. 1-10869; and

              (k) The Company's Registration Statement on Form 8-A, file no.
                  1-10869, as amended.

All documents filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of this Proxy and prior to the termination of the offering registered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

The Company will provide without charge to each person to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated by reference (not including exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Written requests for such copies should be directed to Donald A. French, 425 Corporate Circle, Golden, Colorado 80401. Telephone requests may be directed to Mr. French at (303) 278-2002.

ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                    TABLE OF CONTENTS

                                               PAGE

The Company                                       3
Risk Factors                                      4
Use of Proceeds                                  10
Dilution                                         10
The Selling Shareholders                         11
Plan of Distribution                             11
Market Price of Common Stock                     12
Experts                                          13
Legal Matters                                    13


                            THE COMPANY

Unique Mobility, Inc. is engaged in the design, development and manufacture of its proprietary electric motor technology, related electronics and gears. Historically, the Company's primary business has been the design and prototyping of specialty vehicles, vehicle subsystems and the application of its proprietary electric motor technology to vehicle drive systems. The Company was incorporated under the laws of the State of Colorado in 1967. The Company's principal offices are located at 425 Corporate Circle, Golden, Colorado 80401 and its telephone number is (303) 278-2002.

                                  RISK FACTORS

The securities being offered hereby are speculative and involve a high degree of risk. The following factors, as well as other information contained herein and the reports, proxy statements and other information filed by the Company with the Commission, should be considered carefully in evaluating the Company and its business before making an investment. When used in this prospectus and in future filings by the Company with the Commission, in the Company's press releases and in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements. The Company wishes to advise readers that the factors listed below could affect the Company's financial performance and could cause its actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company will NOT undertake and specifically declines any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.


Significant Customers; Uncertain Financial Stability; Operating Losses

The Company has incurred losses of $680,533, $609,099 and $245,348 for the quarters ended December 31, 1997, September 30, 1997 and June 30, 1997, respectively, and $1,534,981 for the nine months ended December 31, 1997. In addition, the Company incurred losses of $1,201,085 for the five months ended March 31, 1997, $2,904,743 for the fiscal year ending October 31, 1996, $1,330,433 for the fiscal year ending October 31, 1995, and $3,395,356 for the fiscal year ending October 31, 1994. Operating losses are to a significant extent attributable to investments in "cost-share" type development contracts and internally funded research and development activities. The Company had an accumulated deficit of $20,067,345 as of December 31, 1997, $18,532,364 as of March 31, 1997 and $17,331,279 as of October 31, 1996.

A substantial portion of the Company's operating revenue to date has consisted of payments by others to fund sponsored research. For the nine months ended December 31, 1997 the Company derived $2,044,530 in contract services from seven customers, Kia Motors Corporation, Koyo Seiko Company, Asia Pacific Technology Co., Ltd., Houston Metropolitan Transit Authority, Deere & Company, EV Global Motors Company and the Defense Advanced Research Project Agency which amounted to 88 percent of revenue earned from contract services. For the five months ended March 31, 1997, the Company derived $452,478 in contract services from three customers, General Motors Corporation, KIA Motors Corporation and Asia Pacific Technology Co., Ltd. which amounted to 65 percent of revenue earned from contract services. In fiscal 1996, the Company derived $911,533 in contract services revenue from four customers, Ford Motor Company, Kwang Yang Motor Co., Ltd., Pentastar Electronics, Inc., and Hyundai Motor Company, which amounted to 63 percent of the Company's contract service revenue. In fiscal 1995, the Company derived $3,258,097 in contract services revenue from three customers

Ford Motor Company, Kwang Yang Motor Co., Ltd., and Naval Air Systems Command, which amounted to 81 percent of the Company's contract services revenue. In fiscal 1994, the Company derived $966,831 in contract services revenue from three customers, Ford Motor Company, Kwang Yang Motor Co., Ltd., and Walt Disney Imagineering, which amounted to 59 percent of the Company's contract services revenue.

Over the near term, the Company's ability to achieve profitable operations will be adversely affected by its planned additional investments in product development, manufacturing facilities and market launch expenditures. Ongoing revenues from contract services will depend not only on timely achievement of research objectives by the Company, which cannot be assured, but also on each funding partner's internal financial, competitive, marketing and strategic considerations. The Company's research and development agreements are terminable on short notice. Renegotiation or termination of any of the Company's contract service agreements could have a material adverse effect on the Company.

For the long term, the Company's ability to continue operations will depend on the Company's ability to introduce, manufacture or license, market and distribute products on a profitable basis. There can be no assurance, however, that the Company's products will achieve market acceptance or will be able to compete effectively against existing products or that the Company will derive sufficient revenues to achieve profitability. The Company has generated limited revenue from sales of motors and controllers. The products which the Company is intending to commercialize may require significant additional development, testing and investment. The market for electric vehicle traction drives is, at present, not significant although a significant market could develop over the next few years as a result of air quality legislation. Other potential product offerings, such as aerospace and industrial motor applications, will require significant additional development expenditures. Although the Company has been able to secure sponsored funding arrangements with strategic partners for the development of its technology in specific fields of application in the past, there can be no assurance that such sponsored research agreements will continue or that any resulting products will be commercially marketable or that sponsored funding arrangements can be performed on a profitable basis.

Need For and Possible Dilutive Effect of Additional Financing

The Company believes that existing cash resources, together with cash flow from operations, if any, and short-term borrowings will be sufficient to fund non-manufacturing operations through at least March 31, 1999. In April 1997 the Company completed an additional investment of $1,343,852 in Taiwan UQM Electric Co., Ltd. (Taiwan UQM) a Taiwan based manufacturer of electric motors and controls owned jointly by the Company, Kwang Yang Motor Co., Ltd. and Turn-Luckily Technology Co., Ltd. The investment was made pursuant to a capital call by the Board of Directors of Taiwan UQM providing for the Company to remit capital in the amount of NT$37,050,000, plus interest at the rate of 10 percent per annum on the outstanding amount of the obligation from December 1, 1996 through the due date. The obligation was due in two equal installments on March 1, 1997 and June 1, 1997. Interest paid to Taiwan UQM on the outstanding capital obligation for the period December 1, 1996 through the date of payment amounted to $39,767. Although the Company does not anticipate any additional capital calls by Taiwan UQM in fiscal 1999, there can be no assurance that additional capital calls will not be made by Taiwan UQM, or that should such capital calls be forthcoming, the Company will have the financial resources to fund its capital call obligation, if any.

In addition to the above investment in Taiwan UQM, over the next twelve months the Company expects to expend in excess of $1.0 million of its existing cash balances for the establishment of manufacturing operations pursuant to a supply agreement with a commercial customer and approximately $1.5 million pursuant to the acquisition of Aerocom Industries, Inc. ("Aerocom") for land and buildings, manufacturing equipment and working capital. The Company has announced the execution of a letter of intent to acquire Franklin Manufacturing Company for $4,000,000 cash plus stock. The Company completed a $6,000,000 private placement of stock in the current quarter.

The Company has limited experience in the establishment of high volume manufacturing operations, although the Company has retained talented personnel with volume motor manufacturing operations to assist in the launch of volume manufacturing operations. There can be no assurance, however, that the Company will be successful in establishing volume manufacturing operations, that difficulties and delays will not be encountered that will require greater amounts of capital than the Company currently anticipates, or that the products can be manufactured and sold on a profitable basis. See also "Limited Manufacturing and Marketing Experience" below.

Ability to Integrate Acquisitions

The Company hopes to grow through strategic acquisitions, joint ventures and alliances. The Company's financial condition could be adversely affected if the Company cannot successfully integrate acquired businesses into its existing operations or if the Company is required to materially increase the amount of its financial commitment to such acquisitions, joint ventures or alliances. In addition, the Company may seek strategic acquisitions, joint ventures or alliances in countries or markets in which it does not currently operate. There can be no assurance that the Company will be able to successfully integrate or manage such operations.

Proprietary Technology and Technological Obsolescence

The Company's success depends, in part, upon its ability to protect its proprietary technology. The Company has been issued various patents covering certain designs and manufacturing techniques of its permanent magnet motor and control technology and has filed other patent applications which are pending. The Company's success also depends, in part, on the diligent prosecution of its issued and pending motor and electronic patents, as well as the filing and prosecution of patents on future technological advances, if any. There can be no assurance that the Company will possess the financial resources necessary to prosecute and maintain existing applications or to pursue additional patents. If the Company is not able to prosecute and maintain its existing patent applications, they will lapse. There can be no assurance that the Company's patents will not be circumvented, invalidated or infringed, or that the Company will possess the financial resources to enforce its existing patents and patent applications in the event of an infringement. Further, new technology may be developed by third parties or may already exist unknown to the Company, causing the Company's proprietary technology to be obsolete.

The Company also intends to rely on the unpatented proprietary know-how it has developed and now utilizes in its products. There can be no assurance that others will not independently develop, acquire or obtain access to the Company's technology. Although the Company protects its proprietary rights by executing confidentiality agreements with its management, employees and others with access to the Company's technology, these measures may not be adequate to protect the Company from disclosure or misappropriation of its proprietary information.

Year 2000 Issues

The Company is in the process of identifying and addressing the impact on its operating and application software and products of problems and uncertainties related to the year 2000. The Company expects to resolve year 2000 compliance issues primarily through replacement and normal upgrades of its software and products, the cost of which replacements and upgrades are included in the Company's estimated expenditures for the year ended March 31, 1999. However, there can be no assurance that such replacements and upgrades can be completed on schedule and within the estimated costs.

Competition

The Company's future success depends upon the continued development and commercialization of its proprietary electric motor and electronic control technology and the profitable operation of its recently acquired precision gear manufacturing operations. The Company intends to market its motor and controller technology as an advanced electric vehicle drive system. At present, the market for such systems is not significant, although various legislative mandates and regulations are expected to provide incentives for the production of vehicles using such systems. There can be no assurance, however, that such legislation will not be amended, postponed or rescinded or that the Company's products will be accepted should such a market develop. Further, established automotive manufacturers are actively developing electric vehicles in anticipation of such a market. The Company is aware of efforts by others, including component suppliers, to aggressively develop products that will compete with the Company's products. Some of these efforts are being undertaken by large companies which possess significantly greater financial and other resources than the Company, including established supply arrangements and volume manufacturing operations.

Further, the Company also intends to pursue commercialization of its technology in the aerospace and industrial markets. The Company is currently establishing manufacturing operations of wheelchair propulsion motors for sale in an existing commercial market pursuant to a supply agreement and license. Although the successful establishment of manufacturing operations and capacity is expected to enhance the Company's ability to compete, the Company will, nevertheless, face substantial competition in commercial markets from both foreign and domestic manufacturers, many of whom have longer operating histories, greater capital, marketing, manufacturing, personnel and other resources and higher levels of recognition in the marketplace than the Company. It is the Company's strategy to compete directly with such companies in those commercial markets where the Company's products have performance advantages over existing product offerings and where the Company can manufacture and market its products on a profitable basis. There can be no assurance that the Company will be successful in introducing additional products on a competitive basis. In other markets for the Company's products where significant barriers to market entrance exist the Company intends to pursue strategic alliances with established companies currently serving such markets in order for its products to compete. However, there can be no assurance that the Company will be able to establish such alliances or otherwise penetrate the marketplace and compete successfully with others in such markets.

The Company's newly acquired precision gear manufacturing operations compete directly with several other manufacturing companies. The Company will face substantial competition on a continuing basis from many competitors, many of whom have longer operating histories, greater capital, marketing, manufacturing, personnel and other resources than the Company. There can be no assurance that the Company can continue to compete successfully with others on a profitable basis or that the manufacturing processes used by the Company will not be rendered obsolete or noncompetitive by technological developments in the industry.

Dependence on Key Personnel

The Company is dependent upon the personal efforts and abilities of several key employees, including its Chairman and Chief Executive Officer, Ray A. Geddes; its President and Chief Operating Officer, William G. Rankin; its Treasurer, Controller and Chief Financial Officer, Donald A. French; and other highly qualified technical employees and outside consultants. Messrs. Geddes, Rankin and French have entered into employment agreements with the Company expiring December 31, 1999. The Company also maintains term life insurance policies payable to the Company in the face amount of $1 million each on Messrs. Geddes, Rankin and French.

Although the Company believes it has been successful to date in recruiting and retaining qualified personnel, the Company's ability to develop and commercialize its products and maintain its competitive position in light of industry developments will depend, in large part, on its ability to continue to attract the services of such personnel. While the Company's management believes that its relationship with its employees has been generally satisfactory, there can be no assurance that the Company will be able to maintain the high caliber of technical and managerial personnel which it now enjoys.

Product Liability

The marketing of the Company's products involves an inherent risk of claims for product liability, and there can be no assurance that claims for product liability will not be asserted against the Company. The Company currently carries product liability insurance of $1,000,000 covering its prototype products and its limited production motor and controller product line. The Company hopes to expand existing operations to include the manufacture, marketing and distribution of its products on a worldwide basis. There can be no assurance that the Company will be able to maintain product liability insurance for either its present or its expanded marketing effort on acceptable terms or that such insurance, if maintained, will provide adequate coverage against potential claims. The Company's product liability insurance is on a "claims made" basis, renewable year by year. If one or more claims were made, the Company's insurance carriers could discontinue coverage upon expiration of the then current policy, leaving the Company uninsured as to future claims.


Limited Manufacturing and Marketing Experience

The Company has limited experience in manufacturing processes and procedures for electric motors and electronic components. Although the Company has established limited production operations, it has not, to date, manufactured its products in commercial quantities and does not currently possess the equipment and tooling to do so. However, the Company is currently in the process of establishing the capacity to manufacture products in greater commercial quantities and has retained talented personnel with experience in motor manufacturing to assist in the launch of volume manufacturing operations. The Company may encounter difficulties and delays in manufacturing its products that have not been apparent to date and the long-term reliability of the Company's products has not been tested in a broad range of possible applications.

Further, the Company has limited experience in marketing and distributing its products. Currently, marketing efforts consist of those provided by management together with sales support performed by the Company's technical staff. Therefore, the Company must implement a broader based marketing and distribution plan. The Company intends to market its products in North America through a combination of strategic alliances, sales representatives and direct marketing by the Company's employees. Implementation of a direct marketing program will entail the recruitment of application engineers and sales representatives. Sales outside North America will depend solely on, the Company's successful completion of joint ventures and strategic alliances with others. There can be no assurance that the Company will be successful in implementing its direct marketing program or in establishing appropriate alliances.

Net Operating Losses For Tax Purposes

As of December 31, 1997, the Company had net operating loss carryforwards (NOL's) of approximately $19.8 million for US tax purposes which expire in varying amounts through 2011. However, due to the provisions of Section 382 of the Internal Revenue Code the utilization of a portion of these NOL's is limited. Future ownership changes under Section 382 could occur that would result in an additional Section 382 limitation which would further restrict the use of the NOL's. In addition, the Section 382 limitation could reduce utilization of NOL's to zero if the Company fails to satisfy the continuity of business enterprise requirement for the two-year period following an ownership change.

No Dividends

The Company has never declared or paid any cash dividends on common stock and anticipates that it will follow a policy of retaining all of its earnings, if any, for use in its business.


Foreign Exchange Rates, Currency Controls and International Operations

The Company has a material investment in Taiwan UQM, which is establishing a manufacturing facility outside the United States. Such investment, as well as other of the Company's operations, is subject to special risks inherent in doing business internationally. Such risks include risks of foreign currency exchange fluctuations, civil disturbances, political instability, governmental activities and deprivation of contract rights. There can be no assurance that such risks will not have a material adverse effect on the Company's investments and operations.


Market Overhang; Shares Eligible for Future Sale

Sales (or availability for sale) of a substantial number of shares of Common Stock in the public market could have a depressive effect upon the market price of the Common Stock. Pursuant to its Incentive and Non-qualified Stock Option Plan, 1992 Stock Option Plan and Stock Option Plan for Non-employee Directors, as of December 31, 1997, the Company had reserved 5,354,000 shares of Common Stock for issuance upon the exercise of options and options to purchase 2,512,174 shares were outstanding. Such options have exercise prices of $0.50 to $8.13 per share. All of the shares underlying the options are registered under the 1933 Act. At December 31, 1997 the Company had outstanding warrants to purchase 580,475 shares of Common Stock, of which 300,000 warrants have an exercise price of $6.00 per share, 50,000 warrants have an exercise price of $5.75 per share, 50,000 warrants have an exercise price of $4.75 per share, 38,100 warrants have an exercise price of $5.00, 45,000 warrants have an exercise price of $4.25 per share and 97,375, warrants have an exercise price of $3.50 per share. The holders of the warrants have certain rights to require the Company to register the Common Stock issuable upon exercise or conversion under the 1933 Act. The Company's Common Stock trades on the American Stock Exchange, Boston Stock Exchange, Pacific Stock Exchange, Chicago Stock Exchange, Berlin Stock Exchange and Frankfurt Stock Exchange.


Significant Shareholdings

At December 31, 1997 directors and executive officers of the Company had options to purchase 1,611,647 shares of the Company's Common Stock. In the event such options are exercised, directors and executive officers would own a total of

3,574,578 shares of the Company's Common Stock. As of December 31, 1997 EV Global Motors Company ("EVG"), which is controlled by Mr. Iacocca, a director of the Company, owned directly 1,585,047 shares and Mr. Iacocca owned directly 2,000 shares of the Company's Common Stock and had an option to acquire 16,000 shares of Common Stock.

The options, if exercised, could permit directors and executive officers of the Company or EVG to control the Company by controlling the election of the Company's board of directors. It should be noted that cumulative voting is not allowed, and, therefore, the holders of a majority of the shares present in person or by proxy at a meeting of shareholders may elect all of the directors.


                               USE OF PROCEEDS

The net proceeds to the Company if all of the Warrants were exercised would be $7,052,704. If the Warrants are exercised, the proceeds are expected to be used for capital expenditures, research and development and working capital.

No underwriting discounts or commissions will be paid by the Company in connection with this offering.

                                 DILUTION

The difference between the exercise price of the Warrants and the adjusted net tangible book value per share after this offering constitutes the dilution to investors in this offering. Net tangible book value per share of Common Stock on any given date is determined by dividing the net tangible book value of the Company (total tangible assets less total liabilities) on such date, by the number of shares of Common Stock outstanding on such date. At December 31, 1997, the net tangible book value of the Company was $9,441,061, or $0.66 per share of Common Stock outstanding. After giving effect to the sale by the Company of 750,000 shares of Common Stock in a private placement and assuming exercise of the 926,588 warrants issued by the Company in a private placement (less estimated expenses of this offering), the adjusted net tangible book value of the Company at December 31, 1997 would have been $22,841,963, or $1.44 per share, representing an immediate increase in net tangible book value of $0.78 per share to existing stockholders and an immediate dilution of $6.56 per share to purchasers of Common Stock in this offering depending on the exercise price of the Warrants. The following table illustrates the foregoing information with respect to warrant holders on a per share basis:

Warrant exercise price                $8.00
Net tangible book value
  before the offering         $0.66
Increase attributable to
  new investors               $0.78
                               ----
Adjusted net tangible book
  value after this offering           $1.44
Dilution to warrant holders
  who exercise                        $6.56


The foregoing table excludes 3,092,649 shares which were subject to outstanding options and warrants as of December 31, 1997, at exercise prices ranging from $0.50 to $8.13 per share. To the extent these securities are exercised there may be further dilution to new investors.

                      THE SELLING SHAREHOLDERS

The Selling Shareholders received their Shares and Warrants in transactions exempt from registration under the Act pursuant to Regulation D promulgated thereunder.

The following table sets forth certain information regarding the Selling Shareholders and the Shares offered by the Selling Shareholders pursuant to this Prospectus, assuming the exercise of all Warrants. Since the Selling Shareholders may sell all, some or none of their Shares, no estimate can be made of the number of Shares that are to be offered hereby or that will be owned by each Selling Shareholder upon completion of the offering to which this Prospectus relates.



     Name of                                           Number of Shares
     Selling                                           Beneficially Owned
     Shareholder                                   Record                 Other

 Anima S.p.A Fondattivo                             55,000                    0
 Anima S.p.A. Fondo Trading                         55,000                    0
 Environmental Investment Company                   60,000                    0
 CENTRO Internationale Handelsbank AG               37,500                    0
 BCI LUX Dollar Equity                              50,000                    0
 Investarit AG                                           0               40,000
 Banca Adamas SA                                    83,750                    0
 Gesticredit S.p.A.                                 248,000                   0
 San Paolo Fondi Fondo America                      248,000                   0
 Fidelity National Title Company                    200,000                   0
 Fidelity National Title Insurance Company          100,000                   0
 Richard & Marlisse Williams                         76,500                   0
 Millenium Financial Group Inc.                     131,588                   0
 Shemano Group Inc.                                  45,000                   0
 Dr. Ernst H. Drew                                   80,000                   0
 John Melton                                         24,000                   0
 Lois Ellis                                          62,250                   0
 Douglas Ellis                                       80,000                   0

To the knowledge of the Company, the Selling Shareholders have not held any office, position or any material relationship with the Company, its predecessors or affiliates during the past three years.

The Company has filed with the Securities and Exchange Commission under the Securities Act a Form S-3 Registration Statement of which this Prospectus forms a part with respect to the offering and sale of the Selling Shareholders' Shares in the manner set forth on the Cover Page of this Prospectus. The Company has further agreed to prepare and file such amendments and supplements to the Registration Statement as may be necessary to keep the Registration Statement effective until all the Shares offered hereby have been sold pursuant to this Prospectus or until such Shares are no longer, by reason of Rule 144 under the Securities Act or any other rule of similar effect, required to be registered for the sale thereof by the Selling Shareholders.


                       PLAN OF DISTRIBUTION

The Shares will be offered by the Selling Shareholders from time to time (i) over the American Stock Exchange, Boston Stock Exchange, Pacific Stock Exchange, Chicago Stock Exchange, Berlin Stock Exchange or Frankfurt Stock Exchange, where the Common Stock is listed, or elsewhere, at fixed prices which may be changed, at market prices prevailing at the time of offer and sale, at prices related to such prevailing market prices or at negotiated prices and (ii) in negotiated transactions, through the writing of options on the Shares, or a combination of such methods of sale. The Selling Shareholders may effect such transactions by offering and selling the Shares directly or to or through securities broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom the Selling Shareholders may sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

The Company will not receive any of the proceeds from sales of Shares by Selling Shareholders but will receive the proceeds of the exercise of the Warrants. No placement agent, broker or underwriter will receive any commission upon exercise of the Warrants.

All expenses of the registration of the Common Stock covered by this Prospectus will be borne by the Company.


                       MARKET PRICE OF COMMON STOCK

The Company's common stock trades on the American, Boston, Pacific, Chicago, Berlin and Frankfurt Stock Exchanges. The high and low closing prices, by fiscal quarter as reported by the American Stock Exchange for the last two years and the five month transition period ended March 31, 1997 are as follows:


                                                    High    Low
1998
Quarter Ended March 31, 1998 (1)                   $8.88  $7.44
Quarter Ended December 31, 1997 (1)                $9.44  $6.94
Quarter Ended September 30, 1997 (1)               $9.50  $5.81
Quarter Ended June 30, 1997 (1)                    $7.25  $3.06

1997
Two months ended March 31, 1997                    $4.50  $3.18
Quarter ended January 31, 1997                     $4.88  $3.18

1996
Quarter Ended October 31                           $5.19  $3.81
Quarter Ended July 31                              $5.00  $3.50
Quarter Ended April 30                             $5.13  $4.19
Quarter Ended January 31                           $4.50  $3.31

--------------------

(1) The Company changed its fiscal year end from October 31 to March 31 commencing April 1, 1997.

     On April 13, 1998, the closing price of the Common Stock as reported on the American Stock Exchange was $8.00 per share and there were 923 holders of record of the Common Stock.

                                     EXPERTS

The consolidated financial statements of Unique Mobility, Inc. as of March 31, 1997 and October 31, 1996, and for the five months ended March 31, 1997 and each of the years in the three-year period ended October 31, 1996, which appear in the Company's Transition Report on Form 10-KT/A for the five months ended March 31, 1997, have been incorporated by reference herein and in the Registration Statement in reliance upon the reports of KPMG Peat Marwick LLP and Horwath and Company (Taiwan), independent certified public accountants, incorporated by reference herein, and upon the authority of said firms as experts in accounting and auditing.

The financial statements of Taiwan UQM Electric Co. Ltd. as of December 31, 1996 and 1995 and for each of the years in the two-year period ended December 31, 1996, which appear in the Company's Transition Report on Form 10-KT/A for the five months ended March 31, 1997, have been incorporated by reference herein in reliance upon the report of Horwath and Company (Taiwan), independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The financial statements of Aerocom Industries, Inc. as of December 31, 1997 and 1996 and for each of the years in the two-year period ended December 31, 1997, which appear in the Company's current report on Form 8-K/A, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firms as experts in accounting and auditing.


                                  LEGAL MATTERS

The validity of the Common Stock offered hereby will be passed upon for the Company by Holme Roberts & Owen LLP, 1700 Lincoln Street, Suite 4100, Denver, Colorado 80203.

                            PART II


               INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

The following table shows the estimated expenses to be incurred in connection with the issuance of the securities being registered by the Company:

     Registration Fee--Securities and Exchange Commission. . . . . .$ 4,064
     Printing Expense. . . . . . . . . . . . . . . . . . . . . . .  $   100
     Accountants' Fees and Expenses. . . . . . . . . . . . . . . .  $ 2,500
     Legal Fees and Expenses . . . . . . . . . . . . . . . . . . .  $ 5,000
     Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . .  $   138

     Total Costs . . . . . . . . . . . . . . . . . . . . . . . . .  $11,802


All of the above expenses except the SEC registration fee are estimated.

Item 15.  Indemnification of Directors and Officers

Article VI of the Bylaws of the Company provides for the indemnification by the Company of each director, officer, employee or agent of the Company and its subsidiaries in connection with any claim, action, suit or proceeding brought or threatened by reason of his position with the Company or any of its subsidiaries, provided that the indemnified party acted in good faith and in a manner he believed to be in the Company's best interest. In addition, Article XI

                                          -II-1-
of the Company's Articles of Incorporation provides that to the fullest extent permitted by the Colorado Corporation Code, as the same exists or hereafter shall be amended, a director of the Company shall not be liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director.

Section 7-109-102 of the Colorado Business Corporation Act permits indemnification of a director of a Colorado corporation, in the case of a third party action, if the director (a) conducted himself in good faith, (b) reasonably believed that (i) in the case of conduct in his official capacity, his conduct was in the corporation's best interest, or (ii) in all other cases, his conduct was not opposed to the corporation's best interest, and (c) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. The section further provides for mandatory indemnification of directors and officers who are successful on the merits or otherwise in litigation.

The statute limits the indemnification that a corporation may provide to its directors in two key respects. A corporation may not indemnify a director in a derivative action in which the director is held liable to the corporation, or in any proceeding in which the director is held liable on the basis of his improper receipt of a personal benefit. The statute permits a corporation to indemnify and advance litigation expenses to officers, employees and agents who are not directors to a greater extent than directors if consistent with law and provided for by the articles of incorporation, the bylaws, a resolution of directors or shareholders, or a contract between the corporation and the officer, employee or agent.


Item 16.  Exhibits

     5.1 Opinion of Holme Roberts & Owen LLP as to the shares of common stock being registered and consent to all references made to them in this Prospectus.

    23.1     Consent of KPMG Peat Marwick LLP.

    23.2     Consent of Horwath and Company (Taiwan)

    23.3     Consent of KPMG Peat Marwick LLP.

    24. Powers of Attorney. Contained on page II-6 of the original filing of the Registration Statement.


Item 17.  Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                         -II-2-

The undersigned registrant hereby undertakes:

       (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

              (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

              (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

       (b) That for the purpose of determining any liability under the Securities Act of 1933 each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (d) For the purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as a part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time it was declared effective.

       (e) For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (f) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


                                         -II-3-

                            SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Golden, Colorado on the 3rd day of April, 1998.


                                    UNIQUE MOBILITY, INC.

                                    By /s/ Donald A. French
                                       Donald A. French
                                       Treasurer, Controller and
                                       Chief Financial Officer




                                POWER OF ATTORNEY

Each person whose signature appears below does hereby make, constitute and appoint RAY A. GEDDES and DONALD A. FRENCH, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution to execute, deliver and file with the Securities and Exchange Commission, for and on his behalf, and in any and all capacities, any and all amendments (including post-effective amendments) to this Registration Statement with all exhibits thereto and other documents in connection therewith, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



Signatures                      Title                         Date


                              Chairman of the Board
/s/                           of Directors and Chief
Ray A. Geddes                 Executive Officer               April 1, 1998


/s/ Donald A. French        Treasurer and Controller
Donald A. French            (Principal financial and
                               accounting officer             April 1, 1998


/s/ Francis S.M. Hodsoll    Director                          April 6, 1998
Francis S.M. Hodsoll


/s/ William G. Rankin       President and Director            April 2, 1998
William G. Rankin


/s/                         Director                          April 1, 1998
H.J. Young


/s/                         Director                          April 3, 1998
Joseph B. Richey


                            Director                          April __, 1998
Lee A. Iacocca

                                         -II-2-